MAA Announces Acquisition

MEMPHIS, Tenn., June 24, 2011 /PRNewswire/ -- MAA(NYSE: MAA) announced today that it has completed the acquisition of Tattersall at Tapestry Park, a 279-unit upscale apartment community located in the highly desirable Southeast sub-market of Jacksonville, Florida.

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Tattersall at Tapestry Park is a condo-quality community developed in 2009 as the second phase of a mixed-use development project. The first phase of the development, which was not acquired by MAA, includes condominiums, retail and office space, restaurants and a hotel. The acquired community includes a four-story parking garage, a lakefront walking trail, sundeck pool and numerous other resident facilities. The individual units include ceramic tile kitchen and baths, granite countertops, 42" cherry cabinets, brushed nickel fixtures and stainless steel appliances.

The community is located between the beaches and downtown Jacksonville and offers close proximity to a number of major employers in the area including the regional corporate headquarters of Fidelity National Financial and CSX. The area is also home to two of Jacksonville's top employers: Blue Cross & Blue Shield and Merrill Lynch.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are very pleased to expand our portfolio in the Jacksonville market to include Tattersall at Tapestry Park. Jacksonville is North Florida's employment hub and home to the largest deepwater port in the South. We believe Jacksonville will continue to offer strong leasing fundamentals for the foreseeable future."

The acquisition was funded by common stock issuances through MAA's at-the-market program and borrowings under our current credit facilities.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,189 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com